UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2005
MONTPELIER RE HOLDINGS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	001-31468 (Commission File Number)	98-0428969 (I.R.S. Employer Identification No.)
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 296-5550
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Montpelier Reinsurance Ltd. (“Montpelier Reinsurance”) entered into a Letter of Credit Reimbursement and Pledge Agreement, dated as of November 15, 2005 (the “Letter of Credit Agreement”), among Montpelier Reinsurance, the lenders named therein, Bank of America, N.A., as Administrative Agent and the other agents named therein. The Letter of Credit Agreement provides for a 364-day secured $1.0 billion letter of credit facility for the account of Montpelier Reinsurance. The Letter of Credit Agreement contains covenants that limit Montpelier Reinsurance’s ability, among other things, to grant liens on their assets, sell assets, merge or consolidate. The Letter of Credit Agreement also requires the Company to maintain debt leverage of no greater than 30% and Montpelier Reinsurance to maintain an A.M. Best financial strength rating of no less than B++.
     Montpelier Reinsurance also entered into a Standing Agreement for Letters of Credit, effective November 15, 2005, with The Bank of New York (the “Standing Agreement”). The Standing Agreement sets forth the terms and conditions that will apply to applications Montpelier Reinsurance may make to The Bank of New York for letters of credit from time to time.
     Some of the lenders under the Letter of Credit Agreements have in the past and may in the future provide commercial and/or investment banking services to the Company or its affiliates.
     The Bank of New York provides commercial banking services to the Company and its affiliates and serves as transfer agent and registrar for the Company.
     The Letter of Credit Agreement and the Standing Agreement are filed with this report as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
          The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1	Letter of Credit Reimbursement and Pledge Agreement among Montpelier Reinsurance Ltd., the lenders named therein, Bank of America, N.A., as Administrative Agent, and the other agents named therein.

10.2	Standing Agreement for Letters of Credit between Montpelier Reinsurance Ltd. and the Bank of New York.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd.

(Registrant)

November 18, 2005	By: /s/ Jonathan B. Kim

Date	Name: Jonathan B. Kim
Title: General Counsel and Secretary